Exhibit 23.8

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement on Form S-4 and to the incorporation by reference therein of our report dated February 21, 2012 (except for Note 21, as to which the date is September 6, 2013), with respect to the consolidated financial statements of Cooper Industries plc., included in Eaton Corporation plc’s Current Report on Form 8-K dated September 6, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, TX

October 3, 2013